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                                                                   EXHIBIT 10.05

                              CARDINAL HEALTH, INC.
                        RESTRICTED SHARE UNITS AGREEMENT

      On [grant date] (the "Grant Date"), Cardinal Health, Inc, an Ohio corporation (the "Company"), has awarded to [employee name] ("Awardee") [# of shares] Restricted Share Units (the "Restricted Share Units" or "Award"), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the "Shares") to Awardee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the "Plan") and shall be subject to all provisions of the Plan, which are incorporated herein by reference, and shall be subject to the provisions of this Restricted Share Units Agreement (this "Agreement"). Capitalized terms used in this Agreement which are not specifically defined shall have the meanings ascribed to such terms in the Plan.

      1. Vesting. Subject to the provisions set forth elsewhere in this Agreement, the Restricted Share Units shall vest [CLIFF VESTING ALTERNATIVE: on [vesting date] (the "Vesting Date")] [INSTALLMENT VESTING ALTERNATIVE: in accordance with the following schedule: [vesting schedule] (each such vesting date, the "Vesting Date" with respect to the Restricted Share Units scheduled to vest on such date)]. Notwithstanding the foregoing, in the event of a Change of Control prior to Awardee's Termination of Employment, the Restricted Share Units shall vest in full.

      2. Transferability. The Restricted Share Units shall not be transferable.

      3. Termination of Employment. Except as set forth below, if a Termination of Employment occurs prior to the vesting of a Restricted Share Unit, such Restricted Share Unit shall be forfeited by Awardee. If a Termination of Employment occurs prior to the vesting in full of the Restricted Share Units by reason of Awardee's death, then any unvested Restricted Share Units shall vest in full and shall not be forfeited.

      4. Agreement Not to Disclose or Use Confidential Information, Trade Secrets or Other Business Sensitive Information. The parties acknowledge and agree that the Company and its Affiliates (collectively, the "Cardinal Group") is the sole and exclusive owner of Confidential Information, Trade Secrets or Other Business Sensitive Information (as hereinafter defined) and that the Cardinal Group has legitimate business interests in protecting such information. The parties further acknowledge and agree that the Cardinal Group has invested, and continues to invest, considerable amounts of time and money in obtaining, developing and preserving the confidentiality of such information. Further, the parties agree that, because of the trust and fiduciary relationship arising between Awardee and the Cardinal Group, Awardee owes the Cardinal Group a fiduciary duty to preserve and protect such information from any and all unauthorized disclosure and use. Accordingly, Awardee shall not, either directly or indirectly, disclose such information to any third party whatsoever and shall not use such information in any manner, except as authorized in the reasonable performance of Awardee's duties while employed by the Cardinal Group. "Confidential Information, Trade Secrets or Other Business Sensitive Information" shall include any such information as defined by applicable law and any information about the business of the Cardinal Group and its customers that is not generally known to, or readily ascertainable by, the public, including, but not limited to, financial information and models, customer lists, business plans or strategies, marketing and sales plans or strategies, the identity, compensation and qualifications of employees of the Cardinal Group, sources of supply, pricing policies, operational methods, product specification or technical processes, new product information, formulation techniques, customer contacts, profit or cost information, research and development information or other information that the Cardinal Group has developed or compiled.

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      5. Delivery of Company Property. Awardee recognizes and agrees that all documents, magnetic media, computer disks, desktop and laptop computers and other tangible items that were provided by the Cardinal Group and/or that contain Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above are the sole and exclusive property of the Cardinal Group. Upon request by the Cardinal Group, Awardee shall promptly and immediately return to the Cardinal Group all such documents, media, disks, desktop and laptop computers and other tangible items. Upon the Termination of Employment with the Cardinal Group, Awardee shall promptly and immediately return to the Cardinal Group any and all such documents, media, disks, desktop and laptop computers or other tangible items, without request by the Cardinal Group. Awardee shall not take any such information or make/retain copies of such information for any purpose whatsoever except as is necessary for the reasonable performance of Awardee's duties while employed by the Cardinal Group.

      6. Other Covenants. Except as modified by Paragraph 10 below, Awardee hereby covenants and agrees that, in consideration of the grant hereunder, Awardee shall not, either directly or indirectly, on Awardee's own behalf or on any other's behalf, engage in or assist others in any of the following activities:

            (a) Awardee shall not engage in any action or conduct that is a violation of the policies of the Cardinal Group, including conduct that would constitute a breach of any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies executed by Awardee;

            (b) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not, either directly or indirectly, employ, contact concerning employment, or participate in any manner in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Cardinal Group at any time within the 12 months prior to the Termination of Employment with the Cardinal Group;

            (c) Awardee shall not at any time during employment with the Cardinal Group nor at any time thereafter disparage the Cardinal Group or any of its employees, officers, representatives, services or products;

            (d) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not engage in any action or conduct that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, potential customers, vendors or suppliers that were known to Awardee in the performance of Awardee's job duties while employed with the Cardinal Group;

            (e) During Awardee's employment with the Cardinal Group and for 12 months following the Termination of Employment for any reason, Awardee shall not solicit or accept business of the same type as that in which Awardee was employed by the Cardinal Group from any customer, potential customer, vendor or supplier of the Cardinal Group that was known to Awardee in the performance of Awardee's job duties while employed with the Cardinal Group, nor shall Awardee during such time period solicit or accept such business within any geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility;

            (f) During Awardee's employment with the Cardinal Group and for 12 months

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      following the Termination of Employment for any reason, Awardee shall not accept employment with or serve as a consultant or advisor or in any other capacity to an entity that is in competition with the business conducted by any member of the Cardinal Group within a geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility; and

            (g) Awardee shall not breach or violate any provision of any employment or severance agreement that Awardee has with any member of the Cardinal Group.

      7. Inevitable Disclosure. The parties specifically acknowledge and agree that the provisions of this Agreement are reasonable in light of the fact that, in the event that Awardee would become employed or otherwise associated with a competitor of the Cardinal Group, it would be inevitable that Awardee would disclose Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above to such competitor. The parties acknowledge and agree that Awardee has been introduced by the Cardinal Group to such Confidential Information, Trade Secrets or Other Business Sensitive Information as defined above and that such information would aid the competitor and that the threat of such inevitable disclosure is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

      8. Covenants Are Independent Elements. The parties acknowledge that the obligations and covenants set forth in Paragraphs 4 through 7 above and, if applicable, Paragraph 10 below are essential independent elements of this Restricted Share grant and that, but for Awardee agreeing to comply with them, the Cardinal Group would not have granted such Restricted Share Units to Awardee. The parties agree and acknowledge that the provisions contained in Paragraphs 4 through 7 above and, if applicable, Paragraph 10 below are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made with regard to such paragraphs. The existence of any claim by Awardee against the Cardinal Group, whether based on this Agreement or otherwise, shall not operate as a defense to the enforcement of the covenants contained in Paragraphs 4 through 7 above and, if applicable, Paragraph 10 below. The covenants contained in Paragraphs 4 through 7 above and, if applicable, Paragraph 10 below will remain in full force and effect whether Awardee is terminated by the Cardinal Group or voluntarily resigns.

      9. Assignment of Covenants. The rights of the Cardinal Group under this Agreement shall inure to the benefit of, and be binding upon, its successors and assigns. Any successor or assign of the Cardinal Group is authorized to enforce the covenants contained in this Agreement. Any successor or assign of the Cardinal Group is authorized by the parties to enforce the covenants contained herein as if the name of such successor or assign shall replace the Cardinal Group throughout this Agreement and any consent and/or notice, written or otherwise, is hereby waived and deemed unnecessary by Awardee.

      10. California Specific Modifications. This paragraph shall supercede and modify certain of the covenants, obligations and restrictions of Awardee set forth in Paragraph 6 above in the event that, and only during such time that, Awardee's principal employment with the Cardinal Group is in the State of California. In the event that any of the provisions contained in Subparagraphs 6(d) through (f) above are inconsistent with the provisions of this Paragraph 10 with regard to the State of California, then the provisions contained in Subparagraphs 6(d) through (f) shall not apply and the following provisions shall apply instead:

            (a) Within the geographic area in which Awardee was assigned or for which Awardee had any managerial responsibility, Awardee shall not, during Awardee's employment with the Cardinal Group and for 12 months following Termination of Employment for any reason, solicit or actually transact business with any existing customer of the Cardinal Group of

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      which Awardee's knowledge of the existence of that customer or of that customer's purchasing habits, product preferences or commercial practices exists because of Awardee's receipt of Confidential Information, Trade Secrets or Other Business Sensitive Information from the Cardinal Group; and

            (b) Regardless of geographic area, Awardee shall not, during the period of Awardee's employment with the Cardinal Group and for 12 months following Termination of Employment for any reason, solicit business from any customers of the same type as the business of the Cardinal Group at the time of the Termination of Employment with the Cardinal Group whose identities are not already within the public domain if Awardee directly serviced such customers, was assigned to such customers, was responsible for such customers or otherwise had personal contact with such customers during the 12-month period immediately preceding expiration of Awardee's employment with the Cardinal Group.

In the event that Awardee is reassigned to any other state within the United States of America other than the State of California or to any other country, then all of the provisions of Paragraph 6 above shall apply in full force and effect and the provisions of this Paragraph 10 shall not apply.

      11. Reasonableness of Restrictions Contained in Agreement. Awardee acknowledges that the covenants contained in this Agreement are reasonable in nature, are fundamental for the protection of the legitimate business and proprietary interests of the Cardinal Group, are necessary to protect the goodwill between the Cardinal Group and its customers, and do not adversely affect Awardee's ability to earn a living in any capacity that does not violate such covenants. The parties further agree that in the event of any violation by Awardee of any such covenants, the Company will suffer immediate and irreparable injury for which there is no adequate remedy at law.

      12. Special Forfeiture/Repayment Rules. If Awardee engages in conduct that is in violation of the covenants and restrictions contained in this Agreement, then Awardee shall be subject to the following special forfeiture/repayment rules in addition to any other remedy that the Cardinal Group may have:

      (a) any Restricted Share Units that have not yet vested or that vested within the Look-Back Period (as defined below) with respect to such conduct that is in violation of the covenants and restrictions contained in this Agreement and have not yet been settled by a payment pursuant to Paragraph 13 hereof shall immediately and automatically terminate, be forfeited, and cease to exist; and

      (b) Awardee shall, within 30 days following written notice from the Company, pay to the Company an amount equal to (x) the aggregate gross gain realized or obtained by Awardee resulting from the settlement of all Restricted Share Units pursuant to Paragraph 13 hereof (measured as of the settlement date (i.e., the market value of the Restricted Share Units on such settlement date)) that have already been settled and that had vested at any time within three years prior to the conduct by Awardee that is in violation of the covenants and restrictions contained in this Agreement (the "Look-Back Period"), minus (y) $1.00.

      Awardee may be released from Awardee's obligations under this Paragraph 12 if and only if the Administrator (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Company. Awardee agrees to provide the Company with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Agreement and Awardee's continuing obligations

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contained herein. No provision of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Awardee may be a party, including, but not limited to, any of the Certificates of Compliance with Company Policies and/or the Certificates of Compliance with Company Business Ethics Policies; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Awardee contained in this Agreement, the provisions of this Agreement shall take precedence and such other inconsistent provisions shall be null and void. Awardee acknowledges and agrees that the restrictions and covenants of Awardee contained in this Agreement are being made for the benefit of the Company in consideration of Awardee's receipt of the Restricted Share Units, in consideration of employment, in consideration of exposing Awardee to the Company's business operations and confidential information, and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Awardee further acknowledges that the receipt of the Restricted Share Units and execution of this Agreement are voluntary actions on the part of Awardee and that the Company is unwilling to provide the Restricted Share Units to Awardee without including the restrictions and covenants of Awardee contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in Paragraph 6 and, if applicable, Paragraph 10 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

      13. Payment. Subject to the provisions of Paragraphs 4 through 7 and, if applicable, Paragraph 10, on the [VESTING PAYMENT ALTERNATIVE: date of vesting of any Restricted Share Unit] [DEFERRED PAYMENT ALTERNATIVE:
[___-month][___-year] anniversary of the first date on which Awardee ceases to be an Employee of the Company (unless such cessation does not constitute a "separation from service" within the meaning of Section 409A(a)(2)(B)(i) of the Code, and the regulations thereunder, in which case the settlement contemplated by this paragraph shall occur on the first date that does so constitute a "separation from service")], Awardee shall be entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 17) the Shares represented by [VESTING PAYMENT ALTERNATIVE: such Restricted Share Unit] [DEFERRED PAYMENT ALTERNATIVE: any then-vested Restricted Share Units; provided, however, that, subject to the next sentence, in the event that some or all of the Restricted Share Units vest prior to the [INSTALLMENT VESTING ALTERNATIVE: applicable] Vesting Date as a result of the death of Awardee or as a result of a Change of Control, Awardee shall be entitled to receive the corresponding Shares from the Company on the date of such vesting. Notwithstanding the proviso of the preceding sentence, if Restricted Share Units vest as a result of the occurrence of a Change of Control under circumstances where such occurrence would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, such proviso shall not apply and Awardee shall be entitled to receive the corresponding Shares from the Company on the date that would have applied absent such proviso]. Elections to defer receipt of the Shares beyond the date of settlement provided herein may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.

      14. Dividends. Awardee shall not receive cash dividends on the Restricted Share Units but instead shall, with respect to each Restricted Share Unit, receive a cash payment from the Company on each cash dividend payment date with respect to the Shares with a record date between the Grant Date and the earlier of the forfeiture of such unit in accordance with the terms hereof or the settlement of such unit pursuant to Paragraph 13 hereof, such cash payment to be in an amount equal to the dividend that would have been paid on the Common Share represented by such unit.

      15. Right of Set-Off. By accepting these Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments

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or other fringe benefits) to the extent of the amounts owed to the Cardinal
Group by Awardee under this Agreement.

      16. No Shareholder Rights. Awardee shall have no rights of a shareholder with respect to the Restricted Share Units, including, without limitation, Awardee shall not have the right to vote the Shares represented by the Restricted Share Units.

      17. Withholding Tax. The Company shall have the right to require Awardee to pay to the Company the amount of any taxes which the Company is required to withhold with respect to the Restricted Share Units (including the amount of any taxes which the Company is required to withhold with respect to the cash payments described in Paragraph 14 hereof) or, in lieu thereof, to retain, or sell without notice, a sufficient number of Shares to cover the amount required to be withheld. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld shall not exceed the minimum required by applicable law and regulations. The Company shall have the right to deduct from all cash payments paid pursuant to Paragraph 14 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

      18. Beneficiary Designation. Awardee may designate a beneficiary to receive any Shares to which Awardee is entitled with respect to the Restricted Share Units which vest as a result of Awardee's death. Notwithstanding the foregoing, if Awardee engages in conduct that is in violation of the covenants and restrictions contained in this Agreement, the Restricted Share Units subject to such beneficiary designation shall be subject to the Special Forfeiture/Repayment Rules and the Company's Right of Set-Off or other right of recovery set forth in this Agreement, and all rights of the beneficiary shall be subordinated to the rights of the Company pursuant to such provisions of this Agreement. Awardee acknowledges that the Company may exercise all rights under this Agreement and the Plan against Awardee and Awardee's estate, heirs, lineal descendants and personal representatives and shall not be limited to exercising its rights against Awardee's beneficiary.

      19. Governing Law/Venue. This Agreement shall be governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement shall be brought in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. In the event of any violation or attempted violations of the restrictions and covenants of Awardee contained in this Agreement, the Cardinal Group shall be entitled to specific performance and injunctive relief or other equitable relief, including the issuance ex parte of a temporary restraining order, without any showing of irreparable harm or damage, such irreparable harm being acknowledged and admitted by Awardee, and Awardee hereby waives any requirement for the securing or posting of any bond in connection with such remedy, without prejudice to the rights and remedies afforded the Cardinal Group hereunder or by law. In the event that it becomes necessary for the Cardinal Group to institute legal proceedings under this Agreement, Awardee shall be responsible to the Company for all costs and reasonable legal fees incurred by the Company with regard to such proceedings.

      20. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable as

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written, it is the intent and desire of the parties that the court shall modify the language of such provision or portion of this Agreement to the extent necessary to make it valid and enforceable. If no such modification by the court is possible, this Agreement shall be deemed amended to delete therefrom only the provision or portion thus determined to be invalid or unenforceable. Such modification or deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such court determination is made.

      21. Action by the Administrator. The parties agree that the interpretation of this Agreement shall rest exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator (hereinafter the "Designee"). In fulfilling its responsibilities hereunder, the Administrator or its Designee may rely upon documents, written statements of the parties or such other material as the Administrator or its Designee deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator or its Designee and that any decision of the Administrator or its Designee relating to this Agreement, including, without limitation, whether particular conduct constitutes a violation of the covenants, obligations and restrictions of Awardee set forth in Paragraphs 4 through 6 and, if applicable, Paragraph 10 above, shall be final and binding unless such decision is arbitrary and capricious.

      22. Prompt Acceptance of Agreement. The Restricted Share Unit grant evidenced by this Agreement shall, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee's acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company's third-party equity plan administrator's web site, within 90 days of the Grant Date.

      23. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Awardee's consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share unit grants and the execution of restricted share unit agreements through electronic signature.

      24. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

           Cardinal Health, Inc.
           7000 Cardinal Place
           Dublin, Ohio 43017
           Attention:  Chief Legal Officer
           Facsimile:  (614)757-6948

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed

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sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Awardee.

                                        CARDINAL HEALTH, INC.

                                        By: ________________________________
                                        Its: _______________________________

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                            ACCEPTANCE OF AGREEMENT

      Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company's most recent annual report to shareholders and other communications routinely distributed to the Company's shareholders, and a copy of the Plan Description dated [date of Plan Description] pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the obligations and covenants set forth in paragraphs 4 through 7 above and, if applicable, paragraph 10 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; (d) represents and warrants to the Company that he or she is purchasing the Restricted Share Units for his or her own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Share Units either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and (e) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units shall be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

                                        [________________________________
                                        Awardee's Signature

                                        ________________________________
                                        Awardee's Social Security Number

                                        ________________________________
                                        Date]

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